Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact at Neurocrine Biosciences

Investor Relations

(858) 617-7600

NEUROCRINE BIOSCIENCES RECEIVES SECOND MILESTONE

PAYMENT OF $20 MILLION UNDER ABBOTT COLLABORATION AGREEMENT

San Diego, CA, October 4, 2011—Neurocrine Biosciences, Inc. (NASDAQ:NBIX) today announced that it has achieved its second milestone in its collaboration with Abbott for elagolix and next-generation Gonadotropin Releasing Hormone (GnRH) Receptor Antagonists. The Company and Abbott held a pre- phase III meeting with the FDA, the outcome of which generated a $20 million milestone payment from Abbott to the Company. This milestone event brings the total milestones achieved by the Company in the third quarter of 2011 to $30 million.

“This represents another significant step forward for the elagolix program as it readies for pivotal studies and we remain confident that Abbott has the right resources devoted to elagolix to enable it to be both a clinical and commercial success,” said Kevin C. Gorman, President and Chief Executive Officer of Neurocrine Biosciences.

Endometriosis is associated with a multitude of symptoms, some of the most common of which include pain related both to menstruation (dysmenorrhea) as well as chronic pelvic pain throughout the menstrual cycle, and infertility. The World Endometriosis Research Foundation estimates that there are over 170 million women worldwide who suffer from endometriosis.

About Neurocrine Biosciences

Neurocrine Biosciences, Inc. is a biopharmaceutical company focused on neurological and endocrine diseases and disorders. Our product candidates address some of the largest pharmaceutical markets in the world, including endometriosis, tardive dyskinesia, uterine fibroids, stress-related disorders, pain, diabetes, insomnia, and other neurological and endocrine-related diseases and disorders. Neurocrine Biosciences, Inc. news releases are available through the Company’s website via the internet at http://www.neurocrine.com.

In addition to historical facts, this press release may contain forward-looking statements that involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially from those indicated in the forward-looking statements are risks and uncertainties associated with Neurocrine’s business and finances in general, as well as risks and uncertainties associated with the Company’s GnRH program and Company overall. Specifically, the risks and uncertainties the Company faces with respect to the Company’s GnRH program include, but are not limited to, risk that elagolix Phase III clinical trials will be delayed or not successfully initiated; risk that elagolix Phase III clinical trials will fail to demonstrate that elagolix is safe and effective for the treatment of endometriosis; risk associated with the Company’s dependence on corporate collaborators for clinical development, commercial manufacturing and marketing and sales activities. With respect to its pipeline overall, the Company faces risk that it will be unable to raise additional funding required to complete development of all of its product candidates; risk relating to the Company’s dependence on contract manufacturers for clinical drug supply; risks associated with the Company’s dependence on corporate collaborators for commercial manufacturing and marketing and sales activities; uncertainties relating to patent protection and intellectual property rights of third parties; risks and uncertainties relating to competitive products and technological changes that may limit demand for the Company’s products; and the other risks described in the Company’s report on Form 10-K for the year ended December 31, 2010 and report on Form 10-Q for the quarter ended June 30, 2011. Neurocrine undertakes no obligation to update the statements contained in this press release after the date hereof.